UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event

reported) October 27, 2005 (October 21, 2005)

Build-A-Bear Workshop, Inc.

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(Exact Name of Registrant as Specified in Its Charter)

Delaware --------------------------- (State or Other Jurisdiction of Incorporation)	001-32320 ------------------- (Commission File Number)	43-1883836 --------------------------- (IRS Employer Identification No.)

1954 Innerbelt Business Center Drive St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63114 ------------------ (Zip Code)

(314) 423-8000

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(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

On October 21, 2005, the Compensation Committee of the Board of Directors of Build-A-Bear Workshop, Inc. (the “Company”) approved the accelerated vesting of all unvested stock options which were granted prior to March 9, 2005. These options have exercise prices ranging from $20.00 to $34.65 per share. Options to purchase approximately 176,000 shares of the Company’s stock became exercisable on October 21, 2005 as a result of this acceleration, including approximately 71,000 shares held by the named executive officers.

The committee’s decision to accelerate the vesting of the accelerated options was based upon the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment”, which will require the Company to treat unvested stock options as a compensation expense effective January 1, 2006. The Company believes that the acceleration of vesting of these “out-of-the-money” stock options will reduce the Company’s compensation charges in subsequent periods, and such reductions may be significant. In addition, the Compensation Committee considered that because the vast majority of these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of incentive compensation and employee retention. Accordingly, the Compensation Committee believed that the acceleration would have a positive effect on employee morale.

The future compensation expense that would have been recorded upon adoption of SFAS 123R, but is eliminated as a result of the acceleration of the vesting of these options, is approximately $1.8 million ($1.1 million net of tax). This amount will instead be reflected in pro forma footnote disclosures to the 2004 financial statements. This footnote treatment is permitted under current generally accepted accounting principles.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date: October 27, 2005	/s/ Tina Klocke
Name: Tina Klocke
Title: Chief Financial Bear, Secretary and
Treasurer

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